Exhibit 99.4

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	(Unaudited)

	March 31, 2024	December 31, 2023

ASSETS

Cash and due from banks	$109,323	$224,199

Interest-bearing deposits with banks	230,641	130,948

Total cash and cash equivalents	339,964	355,147

Securities available-for-sale, at fair value (amortized cost: $1,216,163 - 2024; $1,164,227 - 2023; allowance for credit losses: $0)	1,088,568	1,042,365

Securities held to maturity, net of allowance for credit losses of $0 (fair value: $577,343 - 2024; $615,944 - 2023)	622,574	654,539

Other securities	34,094	37,754

Total securities	1,745,236	1,734,658

Loans held for sale	4,241	2,914

Loans held for investment	5,139,952	5,170,042

Allowance for credit losses	(53,959)	(54,032)

Net loans held for investment	5,085,993	5,116,010

Interest receivable	34,954	33,300

Premises and equipment	173,225	174,309

Operating lease right-of-use assets	6,619	6,387

Finance lease right-of-use assets	1,350	1,466

Cash surrender value of bank-owned life insurance	135,148	134,249

Goodwill	272,520	272,520

Other real estate owned	6,743	8,320

Other assets	157,766	160,065

Total assets	$7,963,759	$7,999,345

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Deposits:

Noninterest-bearing	$1,836,952	$1,849,013

Interest-bearing	4,873,403	4,613,859

Total deposits	6,710,355	6,462,872

Interest payable	13,705	22,702

Borrowed funds	110,000	390,000

Subordinated debentures	123,472	123,386

Operating lease liabilities	6,783	6,550

Finance lease liabilities	1,693	1,739

Allowance for credit losses on off-balance sheet credit exposures	2,075	2,075

Other liabilities	35,764	40,987

Total liabilities	7,003,847	7,050,311

Shareholders’ equity:

Common stock, par value $1 per share, 80,000,000 shares authorized; 32,467,928 shares issued at March 31, 2024, and par value $1 per share, 80,000,000 shares authorized; 32,338,983 shares issued at December 31, 2023	32,468	32,339

Additional paid-in capital	775,442	775,232

Retained earnings	313,001	300,150

Accumulated other comprehensive (loss)	(119,888)	(117,576)

Treasury stock, at cost, 1,249,607 shares at March 31, 2024 and at December 31, 2023	(41,111)	(41,111)

Total shareholders’ equity	959,912	949,034

Total liabilities and shareholders’ equity	$7,963,759	$7,999,345

See Notes to Consolidated Financial Statements

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except earnings and dividends per share)

	(Unaudited)

	Three Months Ended March 31,

	2024	2023

Interest and dividend income:

Interest and fees on loans	$78,799	$67,733

Interest and dividends on securities:

Taxable interest and dividends	8,302	8,759

Tax exempt interest	2,946	2,948

Interest on federal funds sold and interest-bearing deposits in other banks	1,616	898

Total interest income	91,663	80,338

Interest expense:

Interest on deposits	29,413	12,277

Interest on borrowed funds	4,909	3,135

Total interest expense	34,322	15,412

Net interest income	57,341	64,926

Provision for credit losses, LHFI	—	10,500

Provision for credit losses, OBSC exposures	—	500

Net interest income after provision for credit losses	57,341	53,926

Non-interest income:

Service charges on deposit accounts	3,367	3,657

Loss on securities	(48)	—

Gain on sale of premises and equipment	—	662

Other	9,360	8,293

Total non-interest income	12,679	12,612

Non-interest expense:

Salaries and employee benefits	24,508	23,572

Occupancy and equipment	5,714	5,296

Acquisition expense/charter conversion	8	3,793

Other	13,195	13,009

Total non-interest expense	43,425	45,670

Income before income taxes	26,595	20,868

Income tax expense	5,967	4,597

Net income	$20,628	$16,271

Basic earnings per share	$0.66	$0.52

Diluted earnings per share	0.65	0.52

See Notes to Consolidated Financial Statements

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

($ in thousands)

	(Unaudited) Three Months Ended March 31,

	2024	2023
Net income	$20,628	$16,271

Other comprehensive (loss) income:

Unrealized holding (losses) gains arising during the period on available-for-sale securities	(3,237)	24,249

Reclassification adjustment for (accretion) amortization of unrealized holdings gain/(loss) included in accumulated other comprehensive income from the transfer of securities available-for-sale to held-to-maturity	94	92

Reclassification adjustment for losses (gains) included in net income	48	—

Unrealized holding (losses) gains arising during the period on available-for-sale securities	(3,095)	24,341

Income tax (expense) benefit	783	(6,158)

Other comprehensive (loss) income	(2,312)	18,183

Comprehensive income	$18,316	$34,454

See Notes to Consolidated Financial Statements

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

($ in thousands except per share data, unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total
	Shares	Amount				Shares	Amount

Balance, January 1, 2023	25,275,369	$25,275	$558,833	$252,623	$(148,957)	(1,249,607)	$(41,111)	$646,663

Net income	—	—	—	16,271	—	—	—	16,271

Other comprehensive income	—	—	—	—	18,183	—	—	18,183

Dividends on common stock, $0.21 per share	—	—	—	(6,498)	—	—	—	(6,498)

Issuance of common shares for HSBI acquisition	6,920,422	6,920	214,602	—	—	—	—	221,522

Issuance of restricted stock grants	118,689	119	(119)	—	—	—	—	—

Restricted stock grants forfeited	(500)	(1)	1	—	—	—	—	—

Repurchase of restricted stock for payment of taxes	(9,827)	(9)	(298)	—	—	—	—	(307)

Compensation expense	—	—	593	—	—	—	—	593

Balance, March 31, 2023	32,304,153	$32,304	$773,612	$262,396	$(130,774)	(1,249,607)	$(41,111)	$896,427

Balance, January 1, 2024	32,338,983	$32,339	$775,232	$300,150	$(117,576)	(1,249,607)	$(41,111)	$949,034

Net income	—	—	—	20,628	—	—	—	20,628

Other comprehensive loss	—	—	—	—	(2,312)	—	—	(2,312)

Dividends on common stock, $0.25 per share	—	—	—	(7,777)	—	—	—	(7,777)

Issuance of restricted stock grants	141,457	141	(141)	—	—	—	—	—

Repurchase of restricted stock for payment of taxes	(12,512)	(12)	(302)	—	—	—	—	(314)

Compensation expense	—	—	653	—	—	—	—	653

Balance, March 31, 2024	32,467,928	$32,468	$775,442	$313,001	$(119,888)	(1,249,607)	$(41,111)	$959,912

See Notes to Consolidated Financial Statements

5

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	(Unaudited)

	Three Months Ended March 31,

	2024	2023

Cash flows from operating activities:

Net income	$20,628	$16,271

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, amortization, and accretion	3,700	3,336

Provision for credit loss	—	11,000

(Gain) loss on sale or write-down of ORE	(33)	66

Securities loss	48	—

(Gain) loss on disposal of premises and equipment	—	(662)

Restricted stock expense	653	593

Increase in cash value of life insurance	(899)	(795)

Federal Home Loan Bank stock dividends	(109)	—

Residential loans originated and held for sale	(19,923)	(21,900)

Proceeds from sale of residential loans held for sale	18,596	22,270

Changes in:

Interest receivable	(1,654)	2,089

Interest payable	(8,997)	763

Operating lease liability	233	(1,186)

Other, net	(2,009)	(27,191)

Net cash provided by operating activities	10,234	4,654

Cash flows from investing activities:

Available-for-sale securities:

Sales	—	170,625

Maturities, prepayments, and calls	75,302	31,173

Purchases	(128,487)	—

Held-to-maturity securities:

Maturities, prepayments, and calls	32,658	14,044

Purchases of other securities	—	(7,631)

Proceeds from other securities	3,769	7,979

Net decrease (increase) in loans	33,486	(33,405)

Net changes in premises and equipment	(717)	(1,066)

Proceeds from sale of other real estate owned	768	456

Proceeds from the sale of premises and equipment	—	731

Cash received in excess of cash paid for acquisitions	—	106,973

Net cash provided by investing activities	16,779	289,879

Cash flows from financing activities:

Increase (decrease) in deposits	245,821	(219,484)

Proceeds from borrowed funds	100,000	1,533,086

6

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS CONTINUED

($ in thousands)

Repayments of borrowed funds	(380,000)	(1,413,186)

Principal payments on finance lease liabilities	(46)	(44)

Dividends paid on common stock	(7,657)	(6,422)

Repurchase of restricted stock for payment of taxes	(314)	(307)

Net cash used in financing activities	(42,196)	(106,357)

Net change in cash and cash equivalents	(15,183)	188,176

Beginning cash and cash equivalents	355,147	145,315

Ending cash and cash equivalents	$339,964	$333,491

	(Unaudited)

	Three Months Ended March 31,

	2024	2023

Supplemental disclosures:

Cash paid during the year for:

Interest	$39,006	$10,551

Income taxes, (net of refunds)	(162)	(940)

Non-cash activities:

Loans transferred to other real estate	842	—

Issuance of restricted stock grants	141	119

Dividends on restricted stock grants	120	76

Stock issued in connection with HSBI acquisition	—	221,522

Lease liabilities arising from obtaining right-of-use assets	482	—

Lease liabilities arising from HSBI acquisition	—	184

See Notes to Consolidated Financial Statements

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2024

NOTE 1 – BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and the instructions to Form 10-Q of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2024, are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. For further information, please refer to the consolidated financial statements and footnotes thereto included in the Company’s Form 10-K for the fiscal year ended December 31, 2023.

NOTE 2 – SUMMARY OF ORGANIZATION

The First Bancshares, Inc., Hattiesburg, Mississippi (the “Company”), was incorporated June 23, 1995, under the laws of the State of Mississippi for the purpose of operating as a bank holding company. The Company’s primary asset is its interest in its wholly-owned subsidiary, The First Bank (the “Bank” or “The First”).

At March 31, 2024, the Company had approximately $7.964 billion in assets, $5.086 billion in net loans held for investment (“LHFI”), $6.710 billion in deposits, and $959.9 million in shareholders’ equity. For the three months ended March 31, 2024, the Company reported net income of $20.6 million.

On February 23, 2024, the Company paid a cash dividend in the amount of $0.25 per share to shareholders of record as of the close of business on February 7, 2024. On April 24, 2024, the Company announced that its Board of Directors declared a cash dividend of $0.25 per share to be paid on its common stock on May 23, 2024 to shareholders of record as of the close of business on May 7, 2024.

NOTE 3 – ACCOUNTING STANDARDS

Effect of Recently Adopted Accounting Standards

In March 2023, FASB issued ASU No. 2023-01, Leases (Topic 842) - “Common Control Arrangements.” This ASU requires entities to determine whether a related party arrangement between entities under common control is a lease. If the arrangement is determined to be a lease, an entity must classify and account for the lease on the same basis as an arrangement with a related party. The ASU requires all entities to amortize leasehold improvements associated with common control leases over the useful life to the common control group. This guidance is effective for the Company January 1, 2024, and did not have a material impact on the Company’s consolidated financial statements.

In March 2023, FASB issued ASU No. 2023-02, Investments - Equity Method and Joint Venture (Topic 323): “Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method.” These amendments allow reporting entities to elect to account for qualifying tax equity investments using the proportional amortization method, regardless of the program giving rise to the related income tax credits. This guidance is effective for the Company January 1, 2024, and did not have a material impact on the Company’s consolidated financial statements.

8

New Accounting Standards That Have Not Yet Been Adopted

In October 2023, FASB issued ASU No. 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU amends the ASC to incorporate certain disclosure requirements from SEC Release No. 33-10532 - Disclosure Update and Simplification that was issued in 2018. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-K becomes effective, with early adoption prohibited. This guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2023, FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU amends the ASC to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The key amendments: 1. Require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss. 2. Require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the significant expenses disclosed and each reported measure of segment profit or loss. 3. Require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by FASB ASU Topic 280, Segment Reporting, in interim periods. 4. Clarify that if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one of the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity’s consolidated financial statements. 5. Require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. 6. Require that a public entity has a single reportable segment provide all the disclosures required by the amendments in the ASU and all existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. This guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2023, FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This ASU amendments require that a public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income (or loss) by the applicable statutory income tax rate). The amendments require that all entities disclose on an annual basis the following information about income taxes paid: 1. The amount of income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign taxes. 2. The amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). The amendments also require that all entities disclose the following information: 1. Income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign. 2. Income tax expense (or benefit) from continuing operations disaggregated by federal (national), state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. This guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2024, FASB issued ASU No. 2024-02, Codification Improvements - Amendments to Remove References to the Concepts Statements: This ASU amends the Codification to remove references to various concepts statements and impacts a variety of topics in the Codification. The amendments apply to all reporting entities within the scope of the affected accounting guidance, but in most instances the references removed are extraneous and not required to understand or apply the guidance. Generally, the amendments in ASU 2024-02 are not intended to result in significant accounting changes for most entities. This ASU is effective for annual periods beginning after December 15, 2024. This guidance is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 4 – BUSINESS COMBINATIONS

Acquisitions

Heritage Southeast Bank

On January 1, 2023, the Company completed its acquisition of Heritage Southeast Bancorporation, Inc. (“HSBI”), pursuant to an Agreement and Plan of Merger dated July 27, 2022, by and between the Company and HSBI (the “HSBI Merger Agreement”). Upon the completion of the merger of HSBI with and into the Company, Heritage Southeast Bank (“Heritage Bank”), HSBI’s wholly-owned subsidiary, was merged with and into The First Bank. Under the terms of the HSBI Merger Agreement, each share of HSBI common stock was converted into the right to receive 0.965 of a share of Company common stock. The Company paid a total consideration of $221.5 million to the former HSBI shareholders as consideration in the acquisition, which included 6,920,422 shares of the Company’s common stock, and $16 thousand in cash in lieu of fractional shares. The HSBI acquisition provided the opportunity for the Company to expand its operations in Georgia and the Florida panhandle.

In connection with the acquisition of HSBI, the Company recorded $91.9 million of goodwill, of which $3.2 million funded the ACL for estimated losses on the acquired PCD loans, and $43.7 million core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years.

The following table summarizes the finalized fair values of the assets acquired and liabilities assumed including the goodwill generated from the transaction on January 1, 2023, along with valuation adjustments that have been made since initially reported.

($ in thousands)	As Initially Reported	Measurement Period Adjustments	As Adjusted
Identifiable assets:

Cash and due from banks	$106,973	$(180)	$106,793

Investments	172,775	—	172,775

Loans	1,155,712	—	1,155,712

Core deposit intangible	43,739	—	43,739

Personal and real property	35,963	—	35,963

Other real estate owned	857	332	1,189

Bank owned life insurance	35,579	—	35,579

Deferred taxes	6,761	(632)	6,129

Interest receivable	4,349	—	4,349

Other assets	3,103	—	3,103

Total assets	1,565,811	(480)	1,565,331

Liabilities and equity:

Deposits	1,392,432	—	1,392,432

Trust Preferred	9,015	—	9,015

Other liabilities	34,271	—	34,271

Total liabilities	1,435,718	—	1,435,718

Net assets acquired	130,093	(480)	129,613

Consideration paid	221,538	—	221,538

Goodwill	$91,445	$480	$91,925

During the fourth quarter of 2023, the Company finalized its analysis and valuation adjustments have been made to cash and due from banks, other real estate owned, and deferred taxes since initially reported.

Beach Bancorp, Inc.

On August 1, 2022, the Company completed its acquisition of Beach Bancorp, Inc. (“BBI”), pursuant to an Agreement and Plan of Merger dated April 26, 2022, by and between the Company and BBI (the “BBI Merger Agreement”). Upon the completion of the merger of BBI with and into the Company, Beach Bank, BBI’s wholly-owned subsidiary, was merged with and into The First Bank. Under the terms of the BBI Merger Agreement, each share of BBI common stock and each share of BBI preferred stock was converted into the right to receive 0.1711 of a share of Company common stock (the “BBI Exchange Ratio”), and all stock options awarded under the BBI equity plans were converted automatically into an option to purchase shares of Company common stock on the same terms and conditions as applicable to each such BBI option as in effect immediately prior to the effective time, with the number of shares underlying each such option and the applicable exercise price adjusted based on the BBI Exchange Ratio. The BBI merger provides the opportunity for the Company to expand its operations in the Florida panhandle and enter the Tampa market. The Company paid consideration of $101.5 million to the former BBI shareholders including 3,498,936 shares of the Company’s common stock and $1 thousand in cash in lieu of fractional shares, and also assumed options entitling the owners thereof to purchase an additional 310,427 shares of the Company’s common stock.

In connection with the acquisition of BBI, the Company recorded $23.7 million of goodwill, of which $1.3 million funded the ACL for estimated losses on the acquired PCD loans, and $9.8 million core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years.

The following table summarizes the finalized fair values of the assets acquired and liabilities assumed including the goodwill generated from the transaction on August 1, 2022, along with valuation adjustments that have been made since initially reported.

($ in thousands)	As Initially Reported	Measurement Period Adjustments	As Adjusted
Purchase price:

Cash and stock	$101,470	$—	$101,470

Total purchase price	101,470	—	101,470

Identifiable assets:

Cash	$23,939	$—	$23,939

Investments	22,907	(264)	22,643

Loans	482,903	2,268	485,171

Other real estate	8,797	(580)	8,217

Bank owned life insurance	10,092	—	10,092

Core deposit intangible	9,791	—	9,791

Personal and real property	13,825	(1,868)	11,957

Deferred tax asset	28,105	(970)	27,135

Other assets	9,649	(414)	9,235

Total assets	610,008	(1,828)	608,180

Liabilities and equity:

Deposits	490,588	3	490,591

Borrowings	25,000	—	25,000

Other liabilities	14,772	—	14,772

Total liabilities	530,360	3	530,363

Net assets acquired	79,648	(1,831)	77,817

Goodwill	$21,822	$1,831	$23,653

During the third quarter of 2023, the Company finalized its analysis and valuation adjustments that have been made to investments, loans, other real estate, personal and real property, deferred tax asset, other assets, and deposits.

NOTE 5 – EARNINGS APPLICABLE TO COMMON SHAREHOLDERS

Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock outstanding, such as restricted stock grants. There were no anti-dilutive common stock equivalents excluded in the calculations.

The following tables disclose the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common shareholders.

($ in thousands, except per share amount)	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023

	Net Income (Numerator)	Shares (Denominator)	Per Share Data	Net Income (Numerator)	Shares (Denominator)	Per Share Data

Basic earnings per share	$20,628	31,475,254	$0.66	$16,271	31,309,458	$0.52

Effect of dilutive shares:
Restricted stock grants		155,491			231,755

Diluted earnings per share	$20,628	31,630,745	$0.65	$16,271	31,541,213	$0.52

The Company granted 141,457 shares and 118,689 shares of restricted stock in the first quarter of 2024 and 2023, respectively.

NOTE 6 – COMPREHENSIVE INCOME

As presented in the Consolidated Statements of Comprehensive Income (Loss), comprehensive income includes net income and other comprehensive income. The Company’s sources of other comprehensive income are unrealized gains and losses on available-for-sale securities, which are also recognized as separate components of equity.

NOTE 7 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. At March 31, 2024, and December 31, 2023, these financial instruments consisted of the following:

($ in thousands)	March 31, 2024		December 31, 2023

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$35,854	$116,668	$34,380	$50,226

Unused lines of credit	208,878	606,400	231,335	605,646

Standby letters of credit	14,845	14,621	15,573	13,114

Commitments to make loans are generally made for periods of 90 days or less. The fixed rate loan commitments have interest rates ranging from 0.0% to 18.0% and maturities ranging from approximately 1 year to 30 years.

ALLOWANCE FOR CREDIT LOSSES (“ACL”) ON OFF BALANCE SHEET CREDIT (“OBSC”) EXPOSURES

The Company maintains a separate ACL on OBSC exposures, including unfunded commitments and letters of credit, which is included on the accompanying consolidated balance sheet as of March 31, 2024 and December 31, 2023. The ACL on OBSC exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Changes in the ACL on OBSC exposures were as follows for the presented periods:

($ in thousands)	Three Months Ended March 31,

	2024	2023

Balance at beginning of period	$2,075	$1,325

Credit loss expense related to OBSC exposures	—	500

Balance at end of period	$2,075	$1,825

Adjustments to the ACL on OBSC exposures are recorded to provision for credit losses related to OBSC exposures. The Company recorded no ACL provision for the three months period ended March 31, 2024 and a $500 thousand ACL provision for the three months period ended March 31, 2023. The ACL on OBSC exposures for the three months ended March 31, 2023 includes the day one provision for unfunded commitments related to the HSBI acquisition and an increase in unfunded commitments.

No credit loss estimate is reported for OBSC exposures that are unconditionally cancellable by the Company or for undrawn amounts under such arrangements that may be drawn prior to the cancellation on the arrangement.

NOTE 8 – FAIR VALUE DISCLOSURES AND REPORTING, THE FAIR VALUE OPTION AND FAIR VALUE MEASUREMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the assets or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the factors that market participants would likely consider in pricing an asset or liability.

The following methods and assumptions were used by the Company to estimate its financial instrument fair values disclosed at March 31, 2024 and December 31, 2023:

•

Investment Securities: The fair value for investment securities is determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, valuing debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).

•

Loans Held for Sale - Loans held for sale are carried at fair value in the aggregate as determined by the outstanding commitments from investors. As such, we classify those loans subjected to recurring fair value adjustments as Level 2 of the fair value hierarchy.

•

Collateral Dependent Loans: Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. Such adjustments, if any, result in a Level 3 classification of the inputs for determining fair value. The Company generally adjusts the appraisal down by approximately 10 percent to account for cost associated with litigation and collection. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment.

•

Other Real Estate Owned: Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for credit losses. Fair value of other real estate owned is based on current independent appraisals of the collateral less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals, which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments, if any, result in a Level 3 classification of the inputs for determining fair value. In the determination of fair value subsequent to foreclosure, management also considers other factors or recent developments, such as changes in market conditions from the time of valuation and anticipated sales values considering plans for disposition, which could result in an adjustment to lower the collateral value estimates indicated in the appraisals. The Company generally adjusts the appraisal down by approximately 10 percent to account for carrying costs. Periodic revaluations are classified as Level 3 in the fair value hierarchy since assumptions are used that may not be observable in the market. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other non-interest income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and recorded in other non-interest income. Other real estate owned is classified within Level 3 of the fair value hierarchy.

•

Interest Rate Swaps: The Company offers interest rate swaps to certain commercial loan customers to allow them to hedge the risk of rising interest rates on their variable rate loans. The Company originates a variable rate loan and enters into a variable to fixed interest rate swap with the customer. The Company also enters into an offsetting swap with a correspondent bank. These back-to-back agreements are intended to offset each other and allow the Company to originate a variable rate loan, while providing the contract or fixed interest payments for the customer. In addition, the Company will enter into risk participation agreements (“RPA”). Under an RPA-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank. Under an RPA-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. RPAs are derivative financial instruments recorded at fair value. Although we have determined that a majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit assumptions associated with our risk participation agreements utilize Level 3 inputs.

Estimated fair values for the Company’s financial instruments are as follows, as of the dates noted:

March 31, 2024			Fair Value Measurements
($ in thousands)
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:

Assets:

Cash and cash equivalents	$339,964	$339,964	$339,964	$—	$—

Securities available-for-sale	1,088,568	1,088,568	6,742	1,056,214	25,612

Securities held-to-maturity	622,574	577,343	—	577,343	—

Loans held for sale	4,241	4,241	—	4,241	—

Loans, net	5,085,993	4,841,681	—	—	4,841,681

Accrued interest receivable	34,954	34,954	—	7,604	27,350

Interest rate swaps	11,987	11,987	—	11,957	30

Liabilities:

Noninterest-bearing deposits	$1,836,952	$1,836,952	$—	$1,836,952	$—

Interest-bearing deposits	4,873,403	4,690,163	—	4,690,163	—

Subordinated debentures	123,472	106,946	—	—	106,946

FHLB and other borrowings	110,000	110,000	—	110,000	—

Accrued interest payable	13,705	13,705	—	13,705	—

Interest rate swaps	11,988	11,988	—	11,957	31

December 31, 2023			Fair Value Measurements
($ in thousands)
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:

Assets:

Cash and cash equivalents	$355,147	$355,147	$355,147	$—	$—

Securities available-for-sale	1,042,365	1,042,365	16,675	1,007,477	18,213

Securities held-to-maturity	654,539	615,944	—	615,944	—

Loans held for sale	2,914	2,914	—	2,914	—

Loans, net	5,116,010	4,877,935	—	—	4,877,935

Accrued interest receivable	33,300	33,300	—	8,632	24,668

Interest rate swaps	12,170	12,170	—	12,129	41

Liabilities:

Non-interest-bearing deposits	$1,849,013	$1,849,013	$—	$1,849,013	$—

Interest-bearing deposits	4,613,859	4,430,227	—	4,430,227	—

Subordinated debentures	123,386	109,426	—	—	109,426

FHLB and other borrowings	390,000	390,000	—	390,000	—

Accrued interest payable	22,702	22,702	—	22,702	—

Interest rate swaps	12,175	12,175	—	12,129	46

Assets measured at fair value on a recurring basis are summarized below:

March 31, 2024
($ in thousands)		Fair Value Measurements Using

	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:

Available-for-sale

U.S. Treasury	$6,742	$6,742	$—	$—

Obligations of U.S. Government agencies and sponsored entities	99,787	—	99,787	—

Municipal securities	428,995	—	403,413	25,582

Mortgage-backed securities	515,517	—	515,517	—

Corporate obligations	34,476	—	34,446	30

Other	3,051	—	3,051	—

Total available-for-sale	$1,088,568	$6,742	$1,056,214	$25,612

Loans held for sale	$4,241	$—	$4,241	$—

Interest rate swaps	$11,987	$—	$11,957	$30

Liabilities:

Interest rate swaps	$11,988	$—	$11,957	$31

December 31, 2023
($ in thousands)		Fair Value Measurements Using

	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale

U.S. Treasury	$16,675	$16,675	$—	$—

Obligations of U.S. Government agencies and sponsored entities	104,923	—	104,923	—

Municipal securities	438,466	—	420,283	18,183

Mortgage-backed securities	441,661	—	441,661	—

Corporate obligations	37,597	—	37,567	30

Other	3,043	—	3,043	—

Total available-for-sale	$1,042,365	$16,675	$1,007,477	$18,213

Loans held for sale	$2,914	$—	$2,914	$—

Interest rate swaps	$12,170	$—	$12,129	$41

Liabilities:

Interest rate swaps	$12,175	$—	$12,129	$46

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable inputs (Level 3) information.

	Bank-Issued Trust Preferred Securities

($ in thousands)	2024	2023

Balance, January 1	$30	$31

Balance at March 31	$30	$31

	Municipal Securities

($ in thousands)	2024	2023

Balance, January 1	$18,183	$15,117

Maturities, calls and paydowns	(221)	(216)

Transfer from level 2 to level 3	7,629	—

Unrealized gain (loss) included in comprehensive income	(9)	726

Balance at March 31	$25,582	$15,627

Interest Rate Swaps - Risk Participations

($ in thousands)	2024

Balance, January 1	$(5)

RPA-in	15

RPA-out	(11)

Balance at March 31	$(1)

The following methods and assumptions were used to estimate the fair values of the Company’s assets measured at fair value on a recurring basis at March 31, 2024 and December 31, 2023. The following tables present quantitative information about recurring Level 3 fair value measurements.

($ in thousands)
Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs

March 31, 2024	$30	Discounted cash flow	Probability of default	7.71% - 7.82%

December 31, 2023	$30	Discounted cash flow	Probability of default	7.81% - 7.89%

Municipal Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs

March 31, 2024	$25,582	Discounted cash flow	Discount Rate	3.59% - 7.59%

December 31, 2023	$18,183	Discounted cash flow	Discount Rate	2.34% - 5.50%

Interest Rate Swaps - Risk Participations	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs

March 31, 2024	$(1)	Credit Value Adjustment	Credit Spread	225 bps - 300 bps

			Recovery Rate	70%

December 31, 2023	$(5)	Credit Value Adjustment	Credit Spread	225 bps - 300 bps

			Recovery Rate	70%

The following table presents the fair value measurement of assets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements were classified at March 31, 2024 and December 31, 2023.

March 31, 2024

($ in thousands)		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Collateral dependent loans	$2,285	$—	$—	$2,285

Other real estate owned	6,743	—	—	6,743

December 31, 2023

($ in thousands)		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Collateral dependent loans	$2,494	$—	$—	$2,494

Other real estate owned	8,320	—	—	8,320

NOTE 9 - SECURITIES

The following table summarizes the amortized cost, gross unrealized gains and losses, and estimated fair values of securities available-for-sale (“AFS”) and securities held-to-maturity at March 31, 2024 and December 31, 2023.

($ in thousands)	March 31, 2024

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale securities:

U.S. Treasury	$6,989	$—	$247	$6,742

Obligations of U.S. government agencies and sponsored entities	114,588	—	14,801	99,787

Tax-exempt and taxable obligations of states and municipal subdivisions	480,597	360	51,962	428,995

Mortgage-backed securities - residential	337,963	11	36,034	301,940

Mortgage-backed securities - commercial	234,691	326	21,440	213,577

Corporate obligations	38,258	—	3,782	34,476

Other	3,077	—	26	3,051

Total available-for-sale	$1,216,163	$697	$128,292	$1,088,568

Held-to-maturity:

U.S. Treasury	$62,189	$—	$2,556	$59,633

Obligations of U.S. government agencies and sponsored entities	33,615	—	1,881	31,734

Tax-exempt and taxable obligations of states and municipal subdivisions	246,266	6,108	14,816	237,558

Mortgage-backed securities - residential	138,366	—	16,060	122,306

Mortgage-backed securities - commercial	132,138	—	13,609	118,529

Corporate obligations	10,000	—	2,417	7,583

Total held-to-maturity	$622,574	$6,108	$51,339	$577,343

($ in thousands)	December 31, 2023

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale securities:

U.S. Treasury	$16,985	$—	$310	$16,675

Obligations of U.S. government agencies sponsored entities	119,868	1	14,946	104,923

Tax-exempt and taxable obligations of states and municipal subdivisions	486,293	449	48,276	438,466

Mortgage-backed securities - residential	297,735	11	34,430	263,316

Mortgage-backed securities - commercial	198,944	76	20,675	178,345

Corporate obligations	41,347	—	3,750	37,597

Other	3,055	—	12	3,043

Total available-for-sale	$1,164,227	$537	$122,399	$1,042,365

Held-to-maturity:

U.S. Treasury	$89,688	$—	$2,804	$86,884

Obligations of U.S. government agencies and sponsored entities	33,659	—	1,803	31,856

Tax-exempt and taxable obligations of states and municipal subdivisions	246,908	9,566	14,697	241,777

Mortgage-backed securities - residential	141,573	—	14,237	127,336

Mortgage-backed securities - commercial	132,711	—	12,334	120,377

Corporate obligations	10,000	—	2,286	7,714

Total held-to-maturity	$654,539	$9,566	$48,161	$615,944

ACL on Securities

Securities Available for Sale

Quarterly, the Company evaluates if a security has a fair value less than its amortized cost. Once these securities are identified, in order to determine whether a decline in fair value resulted from a credit loss or other factors, the Company performs further analysis as outlined below:

•	Review the extent to which the fair value is less than the amortized cost and determine if the decline is indicative of credit loss or other factors.

•	The securities that violate the credit loss trigger above would be subjected to additional analysis.

•

If the Company determines that a credit loss exists, the credit portion of the allowance will be measured using the discounted cash flow (“DCF”) analysis using the effective interest rate. The amount of credit loss the Company records will be limited to the amount by which the amortized cost exceeds the fair value. The allowance for the calculated credit loss will be monitored going forward for further credit deterioration or improvement.

At both March 31, 2024 and December 31, 2023, the results of the analysis did not identify any securities where the decline was indicative of credit loss factors; therefore, no credit loss was recognized on any of the securities AFS.

Accrued interest receivable is excluded from the estimate of credit losses for securities AFS. Accrued interest receivable totaled $4.6 million and $5.2 million at March 31, 2024 and December 31, 2023, respectively and was reported in interest receivable on the accompanying Consolidated Balance Sheet.

All AFS securities were current with no securities past due or on nonaccrual as of March 31, 2024 and December 31, 2023.

Securities Held to Maturity

At March 31, 2024 and December 31, 2023, the potential credit loss exposure was $226 thousand and $205 thousand, respectively and consisted of tax-exempt and taxable obligations of states and municipal subdivisions and corporate obligations securities. After applying appropriate probability of default (“PD”) and loss given default (“LGD”) assumptions, the total amount of current expected credit losses was deemed immaterial. Therefore, no reserve was recorded at March 31, 2024.

Accrued interest receivable is excluded from the estimate of credit losses for securities held-to-maturity. Accrued interest receivable totaled $2.7 million and $3.4 million at March 31, 2024 and December 31, 2023, respectively and was reported in interest receivable on the accompanying Consolidated Balance Sheet.

At both March 31, 2024 and December 31, 2023, the Company had no securities held-to-maturity that were past due 30 days or more as to principal or interest payments. The Company had no securities held-to-maturity classified as nonaccrual at both March 31, 2024 and December 31, 2023.

The Company monitors the credit quality of the debt securities held-to-maturity through the use of credit ratings. The Company monitors the credit ratings on a quarterly basis. The following table summarizes the amortized cost of debt securities held-to-maturity at March 31, 2024 and December 31, 2023, aggregated by credit quality indicators.

($ in thousands)	March 31, 2024	December 31, 2023

Aaa	$400,229	$431,527

Aa1/Aa2/Aa3	129,834	129,751

A1/A2	13,940	13,902

BBB	10,000	10,000

Not rated	68,571	69,359

Total	$622,574	$654,539

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

($ in thousands)	March 31, 2024

	Amortized Cost	Fair Value
Available-for-sale:

Due less than one year	$35,451	$35,045

Due after one year through five years	148,780	141,077

Due after five years through ten years	322,402	280,601

Due greater than ten years	136,876	116,328

Mortgage-backed securities - residential	337,963	301,940

Mortgage-backed securities - commercial	234,691	213,577

Total	$1,216,163	$1,088,568

Held-to-maturity:

Due less than one year	$29,130	$28,536

Due after one year through five years	54,788	52,372

Due after five years through ten years	58,556	53,344

Due greater than ten years	209,596	202,256

Mortgage-backed securities - residential	138,366	122,306

Mortgage-backed securities - commercial	132,138	118,529

Total	$622,574	$577,343

Total securities pledged as collateral, to secure public deposits and for other purposes, was $1.321 billion at March 31, 2024 and $1.095 billion at December 31, 2023, respectively.

The following table summarizes securities in an unrealized loss position for which an allowance for credit losses has not been recorded at March 31, 2024 and December 31, 2023. The securities are aggregated by major security type and length of time in a continuous unrealized loss position:

($ in thousands)	March 31, 2024

	Losses < 12 Months		Losses 12 Months or >		Total

	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Available-for-sale:

U.S. Treasury	$—	$—	$6,742	$247	$6,742	$247

Obligations of U.S. government agencies and sponsored entities	258	—	99,374	14,801	99,632	14,801

Tax-exempt and taxable obligations of state and municipal subdivisions	38,338	3,528	372,292	48,434	410,630	51,962

Mortgage-backed securities - residential	49,355	311	251,328	35,723	300,683	36,034

Mortgage-backed securities - commercial	3,699	25	164,761	21,415	168,460	21,440

Corporate obligations	—	—	33,976	3,782	33,976	3,782

Other	3,051	26	—	—	3,051	26

Total	$94,701	$3,890	$928,473	$124,402	$1,023,174	$128,292

Held-to-maturity:

U.S. Treasury	$—	$—	$59,633	$2,556	$59,633	$2,556

Obligations of U.S. government agencies and sponsored entities	743	17	30,991	1,864	31,734	1,881

Tax-exempt and taxable obligations of state and municipal subdivisions	10,178	216	100,427	14,600	110,605	14,816

Mortgage-backed securities - residential	—	—	122,306	16,060	122,306	16,060

Mortgage-backed securities - commercial	902	20	117,627	13,589	118,529	13,609

Corporate obligations	—	—	7,583	2,417	7,583	2,417

Total	$11,823	$253	$438,567	$51,086	$450,390	$51,339

($ in thousands)	December 31, 2023

	Losses < 12 Months		Losses 12 Months or >		Total

	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Available-for-sale:

U.S. Treasury	$—	$—	$16,675	$310	$16,675	$310

Obligations of U.S. government agencies and sponsored entities	123	—	104,495	14,946	104,618	14,946

Tax-exempt and taxable obligations of state and municipal subdivisions	20,879	1,479	389,113	46,797	409,992	48,276

Mortgage-backed securities - residential	222	2	262,012	34,428	262,234	34,430

Mortgage-backed securities - commercial	2,896	52	170,256	20,623	173,152	20,675

Corporate obligations	—	—	37,597	3,750	37,597	3,750

Other	3,055	12	—	—	3,055	12

Total	$27,175	$1,545	$980,148	$120,854	$1,007,323	$122,399

Held-to-maturity:

U.S. Treasury	$—	$—	$86,884	$2,804	$86,884	$2,804

Obligations of U.S. government agencies and sponsored entities	747	5	31,109	1,798	31,856	1,803

Tax-exempt and taxable obligations of state and municipal subdivisions	10,472	3,949	91,480	10,748	101,952	14,697

Mortgage-backed securities - residential	—	—	127,336	14,237	127,336	14,237

Mortgage-backed securities - commercial	920	2	119,457	12,332	120,377	12,334

Corporate obligations	—	—	7,714	2,286	7,714	2,286

Total	$12,139	$3,956	$463,980	$44,205	$476,119	$48,161

At March 31, 2024 and December 31, 2023, the Company’s securities portfolio consisted of 1,138 and 1,125 securities, respectively, which were in an unrealized loss position. Securities in unrealized loss positions are evaluated for impairment related to credit losses at least quarterly. The unrealized losses shown above are due to increases in market rates over the yields available at the time of purchase of the underlying securities and not credit quality. As of March 31, 2024 and December 31, 2023, the Company determined that it does not intend to sell and is not currently aware of any circumstances which will require it to sell any of the securities that are in an unrealized loss position prior to recovery of their amortized cost basis. As such, no allowance for credit losses was needed at March 31, 2024 and December 31, 2023.

NOTE 10 – LOANS AND ALLOWANCE FOR CREDIT LOSSES

The Company uses four different categories to classify loans in its portfolio based on the underlying collateral securing each loan. The loans grouped together in each category have been determined to share similar risk characteristics with respect to credit quality. Those four categories are commercial, financial and agriculture, commercial real estate, consumer real estate, consumer installment;

Commercial, financial and agriculture – Commercial, financial and agriculture loans include loans to business entities issued for commercial, industrial, or other business purposes. This type of commercial loan shares a similar risk characteristic in that unlike commercial real estate loans, repayment is largely dependent on cash flow generated from the operation of the business.

Commercial real estate – Commercial real estate loans are grouped as such because repayment is mainly dependent upon either the sale of the real estate, operation of the business occupying the real estate, or refinance of the debt obligation. This includes both owner-occupied and non-owner occupied CRE secured loans, because they share similar risk characteristics related to these variables.

Consumer real estate – Consumer real estate loans consist primarily of loans secured by 1-4 family residential properties and/or residential lots. This includes loans for the purpose of constructing improvements on the residential property, as well as home equity lines of credit.

Consumer installment – Installment and other loans are all loans issued to individuals that are not for any purpose related to operation of a business, and not secured by real estate. Repayment on these loans is mostly dependent on personal income, which may be impacted by general economic conditions.

The following table shows the composition of the loan portfolio:

($ in thousands)	March 31, 2024	December 31, 2023
Loans held for sale
Mortgage loans held for sale	$4,241	$2,914

Total LHFS	$4,241	$2,914

Loans held for investment
Commercial, financial and agriculture (1)	$772,124	$800,324
Commercial real estate	3,059,784	3,059,155
Consumer real estate	1,254,397	1,252,795
Consumer installment	53,647	57,768

Total loans	5,139,952	5,170,042
Less allowance for credit losses	(53,959)	(54,032)

Net LHFI	$5,085,993	$5,116,010

(1)	Loan balance includes $320 thousand and $386 thousand in Paycheck Protection Program (“PPP”) loans as of March 31, 2024 and December 31, 2023, respectively.

Accrued interest receivable is not included in the amortized cost basis of the Company’s LHFI. At March 31, 2024 and December 31, 2023, accrued interest receivable for LHFI totaled $27.4 million and $24.7 million, respectively, with no related ACL and was reported in interest receivable on the accompanying consolidated balance sheet.

Nonaccrual and Past Due LHFI

Past due LHFI are loans contractually past due 30 days or more as to principal or interest payments. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

The following tables present the aging of the amortized cost basis in past due loans in addition to those loans classified as nonaccrual including purchase credit deteriorated (“PCD”) loans:

($ in thousands)	March 31, 2024
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Nonaccrual	PCD	Total Past Due, Nonaccrual and PCD	Total LHFI	Nonaccrual and PCD with No ACL
Commercial, financial and agriculture (1)	$1,768	$24	$991	$691	$3,474	$772,124	$468
Commercial real estate	2,714	455	3,650	660	7,479	3,059,784	300
Consumer real estate	4,631	137	1,987	2,942	9,697	1,254,397	789
Consumer installment	398	71	40	—	509	53,647	11

Total	$9,511	$687	$6,668	$4,293	$21,159	$5,139,952	$1,568

(1)	Total loan balance includes $320 thousand in PPP loans as of March 31, 2024.

	December 31, 2023
($ in thousands)	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Nonaccrual	PCD	Total Past Due, Nonaccrual and PCD	Total LHFI	Nonaccrual and PCD with No ACL
Commercial, financial and agriculture (1)	$2,043	$313	$353	$965	$3,674	$800,324	$465
Commercial real estate	1,698	630	3,790	647	6,765	3,059,155	410
Consumer real estate	3,992	220	1,806	3,098	9,116	1,252,795	680
Consumer installment	180	—	31	—	211	57,768	—

Total	$7,913	$1,163	$5,980	$4,710	$19,766	$5,170,042	$1,555

(1)	Total loan balance includes $386 thousand in PPP loans as of December 31, 2023.

Acquired Loans

In connection with the acquisitions of HSBI and BBI, the Company acquired loans both with and without evidence of credit quality deterioration since origination. Acquired loans are recorded at their fair value at the time of acquisition with no carryover from the acquired institution’s previously recorded allowance for credit losses. Acquired loans are accounted for following ASC 326, Financial Instruments - Credit Losses.

The fair value for acquired loans recorded at the time of acquisition is based upon several factors including the timing and payment of expected cash flows, as adjusted for estimated credit losses and prepayments, and then discounting these cash flows using comparable market rates. The resulting fair value adjustment is recorded in the form of premium or discount to the unpaid principal balance of each acquired loan. As it relates to acquired PCD loans, the net premium or net discount is adjusted to reflect the Company’s allowance for credit losses (“ACL”) recorded for PCD loans at the time of acquisition, and the remaining fair value adjustment is accreted or amortized into interest income over the remaining life of the loan. As it relates to acquired loans not classified as PCD (“non-PCD”) loans, the credit loss and yield components of the fair value adjustments are aggregated, and the resulting net premium or net discount is accreted or amortized into interest income over the average remaining life of those loans. The Company records an ACL for non-PCD loans at the time of acquisition through provision expense, and therefore, no further adjustments are made to the net premium or net discount for non-PCD loans.

The estimated fair value of the non-PCD loans acquired in the BBI acquisition was $460.0 million, which is net of a $8.8 million discount. The gross contractual amounts receivable of the acquired non-PCD loans at acquisition was approximately $468.8 million, of which $6.4 million is the amount of contractual cash flows not expected to be collected.

The estimated fair value of the non-PCD acquired in the HSBI acquisition was $1.091 billion, which is net of a $33.7 million discount. The gross contractual amounts receivable of the acquired non-PCD loans at acquisition was approximately $1.125 billion, of which $16.5 million is the amount of contractual cash flows not expected to be collected.

The following table shows the carrying amount of loans acquired in the BBI and HSBI acquisitions for which there was, at the date of acquisition, more than insignificant deterioration of credit quality since origination:

($ in thousands)	BBI	HSBI
Purchase price of loans at acquisition	$27,669	$52,356
Allowance for credit losses at acquisition	1,303	3,176
Non-credit discount (premium) at acquisition	530	2,325

Par value of acquired loans at acquisition	$29,502	$57,857

As of March 31, 2024, and December 31, 2023 the amortized cost of the Company’s PCD loans totaled $54.7 million and $57.8 million, respectively, which had an estimated ACL of $3.2 million and $3.7 million, respectively.

Loan Modifications

The Company adopted ASU No. 2022-02 effective January 1, 2023. These amendments eliminate the TDR recognition and measurement guidance and enhanced disclosures for loan modifications to borrowers experiencing financial difficulty.

Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, and other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.

In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. For loans included in the “combination” columns below, multiple types of modifications have been made on the same loan within the current reporting period. The combination is at least two of the following: a term extension, principal forgiveness, an other-than-insignificant payment delay and/or an interest rate reduction.

The following table presents the amortized cost basis of loans that were both experiencing financial difficulty and modified during the three months ended March 31, 2024 and March 31, 2023, by class and by type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each class of financing receivable is also presented below:

($ in thousands)
March 31, 2024	Term Extension	Combination Payment Deferral and Payment Modification	Percentage of Total Loans Held for Investment
Commercial real estate	$578	$—	0.05%

Total	$578	$—	0.05%

March 31, 2023	Term Extension	Combination Payment Deferral and Payment Modification	Percentage of Total Loans Held for Investment
Commercial real estate	$—	$301	0.01%

Total	$—	$301	0.01%

The Company has not committed to lend additional amounts to the borrowers included in the previous table.

Collateral Dependent Loans

The following table presents the amortized cost basis of collateral dependent individually evaluated loans by class of loans as of March 31, 2024 and December 31, 2023:

($ in thousands)
March 31, 2024	Real Property	Equipment	Miscellaneous	Total
Commercial, financial and agriculture	$805	$186	$247	$1,238
Commercial real estate	599	—	—	599
Consumer real estate	789	—	—	789
Consumer installment	—	82	—	82

Total	$2,193	$268	$247	$2,708

December 31, 2023	Real Property	Equipment	Miscellaneous	Total
Commercial, financial and agriculture	$—	$496	$918	$1,414
Commercial real estate	710	—	—	710
Consumer real estate	778	—	—	778

Total	$1,488	$496	$918	$2,902

A loan is collateral dependent when the borrower is experiencing financial difficulty and repayment of the loan is expected to be provided substantially through the sale of the collateral. The following provides a qualitative description by class of loan of the collateral that secures the Company’s collateral dependent LHFI:

•	Commercial, financial and agriculture – Loans within these loan classes are secured by equipment, inventory, accounts receivable, and other non-real estate collateral.
•	Commercial real estate – Loans within these loan classes are secured by commercial real property.
•	Consumer real estate - Loans within these loan classes are secured by consumer real property.
•	Consumer installment - Loans within these loan classes are secured by consumer goods, equipment, and non-real estate collateral.

There have been no significant changes to the collateral that secures these financial assets during the period.

Loan Participations

The Company has loan participations, which qualify as participating interest, with other financial institutions. As of March 31, 2024, these loans totaled $311.5 million, of which $174.9 million had been sold to other financial institutions and $136.5 million was purchased by the Company. As of December 31, 2023, these loans totaled $304.0 million, of which $165.9 million had been sold to other financial institutions and $138.1 million was purchased by the Company. The loan participations convey proportionate ownership rights with equal priority to each participating interest holder; involving no recourse (other than ordinary representations and warranties) to, or subordination by, any participating interest holder; all cash flows are divided among the participating interest holders in proportion to each holder’s share of ownership; and no holder has the right to pledge the entire financial asset unless all participating interest holders agree.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually to classify the loans as to credit risk. The Company uses the following definitions for risk ratings:

Pass: Loans classified as pass are deemed to possess average to superior credit quality, requiring no more than normal attention.

Special Mention: Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

These above classifications were the most current available as of March 31, 2024, and were generally updated within the prior year.

The tables below present the amortized cost basis of loans by credit quality indicator and class of loans based on the most recent analysis performed at March 31, 2024 and December 31, 2023. Revolving loans converted to term as of the three months ended March 31, 2024 and December 31, 2023 were not material to the total loan portfolio.

As of March 31, 2024	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Total
($ in thousands)	2024	2023	2022	2021	2020	Prior
Commercial, financial and agriculture:
Risk Rating
Pass	$15,750	$97,084	$140,290	$106,519	$40,841	$91,445	$270,636	$762,565
Special mention	—	7	—	635	3,128	1,085	10	4,865
Substandard	75	449	714	610	255	2,182	409	4,694
Doubtful	—	—	—	—	—	—	—	—

Total commercial, financial and agriculture	$15,825	$97,540	$141,004	$107,764	$44,224	$94,712	$271,055	$772,124
Current period gross write offs	$—	$20	$114	$25	$—	$236	$—	$395
Commercial real estate:
Risk Rating
Pass	$48,444	$400,705	$827,718	$532,658	$368,103	$788,127	$5,394	$2,971,149
Special mention	—	68	690	8,506	3,016	33,898	—	46,178
Substandard	—	603	8,232	1,572	535	31,515	—	42,457
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$48,444	$401,376	$836,640	$542,736	$371,654	$853,540	$5,394	$3,059,784
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer real estate:
Risk Rating
Pass	$32,803	$175,955	$324,453	$214,401	$124,065	$211,149	$151,830	$1,234,656
Special mention	—	—	1,342	—	—	3,801	697	5,840
Substandard	—	907	385	590	1,543	7,290	3,186	13,901
Doubtful	—	—	—	—	—	—	—	—

Total consumer real estate	$32,803	$176,862	$326,180	$214,991	$125,608	$222,240	$155,713	$1,254,397
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer installment:
Risk Rating
Pass	$4,616	$20,143	$10,652	$6,110	$2,490	$1,930	$7,394	$53,335
Special mention	—	—	—	—	—	—	—	—
Substandard	—	143	20	15	37	90	7	312
Doubtful	—	—	—	—	—	—	—	—

Total consumer installment	$4,616	$20,286	$10,672	$6,125	$2,527	$2,020	$7,401	$53,647
Current period gross write offs	$3	$106	$73	$25	$18	$100	$20	$345
Total
Pass	$101,613	$693,887	$1,303,113	$859,688	$535,499	$1,092,651	$435,254	$5,021,705
Special mention	—	75	2,032	9,141	6,144	38,784	707	56,883
Substandard	75	2,102	9,351	2,787	2,370	41,077	3,602	61,364
Doubtful	—	—	—	—	—	—	—	—

Total	$101,688	$696,064	$1,314,496	$871,616	$544,013	$1,172,512	$439,563	$5,139,952

Current period gross write offs	$3	$126	$187	$50	$18	$336	$20	$740

As of December 31, 2023 ($ in thousands)	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Total
	2023	2022	2021	2020	2019	Prior
Commercial, financial and: agriculture
Risk Rating
Pass	$102,263	$150,420	$113,487	$47,313	$36,065	$64,020	$281,646	$795,214
Special mention	—	—	—	141	797	3	10	951
Substandard	451	330	121	185	550	1,894	628	4,159
Doubtful	—	—	—	—	—	—	—	—

Total commercial, financial and agriculture	$102,714	$150,750	$113,608	$47,639	$37,412	$65,917	$282,284	$800,324
Current period gross write offs	$14	$51	$225	$139	$206	$110	$—	$745
Commercial real estate:
Risk Rating
Pass	$385,954	$825,505	$558,742	$377,085	$253,746	$569,428	$6,397	$2,976,857
Special mention	—	660	6,118	3,111	9,545	22,648	—	42,082
Substandard	136	7,293	393	566	5,427	26,401	—	40,216
Doubtful	—	—	—	—	—	—	—	—

Total commercial real estate	$386,090	$833,458	$565,253	$380,762	$268,718	$618,477	$6,397	$3,059,155
Current period gross write offs	$—	$—	$193	$—	$—	$57	$—	$250
Consumer real estate:
Risk Rating
Pass	$176,144	$334,056	$219,071	$127,539	$59,615	$163,464	$153,821	$1,233,710
Special mention	—	1,081	—	—	643	3,246	412	5,382
Substandard	502	404	511	1,559	514	6,988	3,225	13,703
Doubtful	—	—	—	—	—	—	—	—

Total consumer real estate	$176,646	$335,541	$219,582	$129,098	$60,772	$173,698	$157,458	$1,252,795
Current period gross write offs	$5	$19	$—	$—	$—	$25	$—	$49
Consumer installment:
Risk Rating
Pass	$24,482	$12,408	$7,316	$2,919	$1,213	$1,195	$8,156	$57,689
Special mention	—	—	—	—	—	—	—	—
Substandard	—	8	17	42	11	—	1	79
Doubtful	—	—	—	—	—	—	—	—

Total consumer installment	$24,482	$12,416	$7,333	$2,961	$1,224	$1,195	$8,157	$57,768
Current period gross write offs	$226	$567	$223	$179	$156	$576	$121	$2,048
Total
Pass	$688,843	$1,322,389	$898,616	$554,856	$350,639	$798,107	$450,020	$5,063,470
Special mention	—	1,741	6,118	3,252	10,985	25,897	422	48,415
Substandard	1,089	8,035	1,042	2,352	6,502	35,283	3,854	58,157
Doubtful	—	—	—	—	—	—	—	—

Total	$689,932	$1,332,165	$905,776	$560,460	$368,126	$859,287	$454,296	$5,170,042

Current period gross write offs	$245	$637	$641	$318	$362	$768	$121	$3,092

Allowance for Credit Losses

The ACL is a valuation account that is deducted from loans’ amortized cost basis to present the net amount expected to be collected on the loans. It is comprised of a general allowance for loans that are collectively assessed in pools with similar risk characteristics and a specific allowance for individually assessed loans. The allowance is continuously monitored by management to maintain a level adequate to absorb expected losses inherent in the loan portfolio.

The ACL represents the estimated losses for financial assets accounted for on an amortized cost basis. Expected losses are calculated using relevant information, from internal and external sources, about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environment conditions, such as changes in unemployment rates, property values, or other relevant factors. Management may selectively apply external market data to subjectively adjust the Company’s own loss history including index or peer data. Expected losses are estimated over the contractual term of the loans, adjusted for expected prepayments. The contractual term excludes expected extensions, renewals, and modifications. Loans are charged-off against the allowance when management believes the uncollectibility of a loan balance is confirmed and recoveries are credited to the allowance when received. Expected recovery amounts may not exceed the aggregate of amounts previously charged-off.

The ACL is measured on a collective basis when similar risk characteristics exist. Generally, collectively assessed loans are grouped by call code (segments). Segmenting loans by call code will group loans that contain similar types of collateral and purposes and are usually structured with similar terms making each loan’s risk profile very similar to the rest in that segment. Each of these segments then flows up into one of the four bands, Commercial, Financial, and Agriculture, Commercial Real Estate, Consumer Real Estate, and Consumer Installment. In accordance with the guidance in ASC 326, the Company redefined its LHFI portfolio segments and related loan classes based on the level at which risk is monitored within the ACL methodology. Construction loans for 1-4 family residential properties with a call code 1A1, and other construction, all land development and other land loans with a call code 1A2 were previously separated between the Commercial Real Estate or Consumer Real Estate bands based on loan type code. Under our ASC 326 methodology 1A1 loans are all defined as part of the Consumer Real Estate band and 1A2 loans are all defined as part of the Commercial Real Estate Band.

The PD calculation analyzes the historical loan portfolio over the given lookback period to identify, by segment, loans that have defaulted. A default is defined as a loan that has moved to past due 90 days and greater, nonaccrual status, or experienced a charge-off during the period. The model observes loans over a 12-month window, detecting any events previously defined. This information is then used by the model to calculate annual iterative count-based PD rates for each segment. This process is then repeated for all dates within the historical data range. These averaged PD’s are used for an immediate reversion back to the historical mean. The historical data used to calculate this input was captured by the Company from 2009 through the most recent quarter end.

The Company utilizes reasonable and supportable forecasts of future economic conditions when estimating the ACL on loans. The model’s calculation also includes a 24-month forecasted PD based on a regression model that calculated a comparison of the Company’s historical loan data to various national economic metrics during the same periods. The results showed the Company’s past losses having a high rate of correlation to unemployment, both regionally and nationally. Using this information, along with the most recently published Wall Street Journal survey of sixty economists’ forecasts predicting unemployment rates out over the next eight quarters, a corresponding future PD can be calculated for the forward-looking 24-month period. This data can also be used to predict loan losses at different levels of stress, including a baseline, adverse and severely adverse economic condition. After the forecast period, PD rates revert to the historical mean of the entire data set.

The LGD calculation is based on actual losses (charge-offs, net recoveries) at a loan level experienced over the entire lookback period aggregated to get a total for each segment of loans. The aggregate loss amount is divided by the exposure at default to determine an LGD rate. Defaults occurring during the lookback period are included in the denominator, whether a loss occurred or not and exposure at default is determined by the loan balance immediately preceding the default event. If there is not a minimum of five past defaults in a loan segment, or less than 15.0% calculated LGD rate, or the total balance at default is less than 1% of the balance in the respective call code as of the model run date, a proxy index is used. This index is proprietary to the Company’s ACL modeling vendor derived from loss data of other client institutions similar in organization structure to the Company. The vendor also provides a “crisis” index derived from loss data between the post-recessionary years of 2008-2013 that the Company uses.

The model then uses these inputs in a non-discounted version of DCF methodology to calculate the quantitative portion of estimated losses. The model creates loan level amortization schedules that detail out the expected monthly payments for a loan including estimated prepayments and payoffs. These expected cash flows are discounted back to present value using the loan’s coupon rate instead of the effective interest rate.

On a quarterly basis, the Company uses internal credit portfolio data, such as changes in portfolio volume and composition, underwriting practices, and levels of past due loans, nonaccruals and classified assets along with other external information not used in the quantitative calculation to determine if any subjective qualitative adjustments are required so that all significant risks are incorporated to form a sufficient basis to estimate credit losses.

The following table presents the activity in the allowance for credit losses by portfolio segment for the three months ended March 31, 2024 and 2023:

($ in thousands)	Three Months Ended March 31, 2024
	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
Allowance for credit losses:
Beginning balance	$8,844	$29,125	$15,260	$803	$54,032
Provision for credit losses	—	—	—	—	—
Loans charged-off	(395)	—	—	(345)	(740)
Recoveries	6	432	20	209	667

Total ending allowance balance	$8,455	$29,557	$15,280	$667	$53,959

($ in thousands)	Three Months Ended March 31, 2023
	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
Allowance for credit losses:
Beginning balance	$6,349	$20,389	$11,599	$580	$38,917
Initial allowance on PCD loans	727	2,260	182	7	3,176
Provision for credit losses	2,327	5,388	2,402	383	10,500
Loans charged-off	(3)	—	—	(338)	(341)
Recoveries	43	15	18	122	198

Total ending allowance balance	$9,443	$28,052	$14,201	$754	$52,450

Due to a decrease in loans for the first quarter of 2024, the Company recorded no provision for credit losses for the three months ended March 31, 2024, compared to $10.5 million provision for the same period in 2023. During January 2023, loans totaling $1.159 billion, net of purchase accounting adjustments, were acquired in the HSBI acquisition. The initial ACL on PCD loans recorded in March 2023, of $3.2 million was related to the HSBI acquisition. The 2023 provision for credit losses includes $10.7 million associated with day one post-merger accounting provision recorded for non-PCD loans and unfunded commitments acquired in the HSBI acquisition.

The following table provides the ending balance in the Company’s LHFI and the ACL, broken down by portfolio segment as of March 31, 2024 and December 31, 2023.

($ in thousands)
March 31, 2024	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
LHFI
Individually evaluated	$1,238	$599	$789	$82	$2,708
Collectively evaluated	770,886	3,059,185	1,253,608	53,565	5,137,244

Total	$772,124	$3,059,784	$1,254,397	$53,647	$5,139,952

Allowance for Credit Losses
Individually evaluated	$340	$12	$—	$71	$423
Collectively evaluated	8,115	29,545	15,280	596	53,536

Total	$8,455	$29,557	$15,280	$667	$53,959

($ in thousands)
December 31, 2023	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
LHFI
Individually evaluated	$1,414	$710	$778	$—	$2,902
Collectively evaluated	798,910	3,058,445	1,252,017	57,768	5,167,140

Total	$800,324	$3,059,155	$1,252,795	$57,768	$5,170,042

Allowance for Credit Losses
Individually evaluated	$408	$—	$—	$—	$408
Collectively evaluated	8,436	29,125	15,260	803	53,624

Total	$8,844	$29,125	$15,260	$803	$54,032

NOTE 11 - DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Swaps

The Company enters into interest rate swap agreements primarily to facilitate the risk management strategies of certain commercial customers. The interest rate swap agreements entered into by the Company are entered into under what is referred to as a back-to-back interest rate swap, as such, the net positions are offsetting assets and liabilities, as well as income and expenses and risk participation.

Under a back-to-back interest rate swap program, all derivative instruments are recorded in the consolidated statement of financial condition at their respective fair values, as components of other assets and other liabilities. The Company enters into an interest rate swap with the customer and another offsetting swap with a counterparty. The result is two mirrored interest rate swaps, absent a credit event, which will offset in the financial statements. These swaps are not designated as hedging instruments and are recorded at fair value in other assets and other liabilities. The change in fair value is recognized in the income statement as other income and fees.

Risk participation agreements are derivative financial instruments and are recorded at fair value. These derivatives are not designated as hedges and therefore, changes in fair value are recorded directly through earnings at each reporting period. Under a risk participation-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. Under a risk participation-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank. The Company has two risk participation-in swaps and one risk participation-out swap at March 31, 2024.

The following table provides outstanding interest rate swaps as of March 31, 2024 and December 31, 2023.

($ in thousands)
	March 31, 2024	December 31, 2023
Notional amount	$475,321	$493,290
Weighted average pay rate	5.3%	5.2%
Weighted average receive rate	5.3%	5.2%
Weighted average maturity in years	5.44	5.39

The following table provides the fair value of interest rate swap contracts at March 31, 2024 and December 31, 2023 included in other assets and other liabilities.

($ in thousands)
	March 31, 2024		December 31, 2023
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate swap contracts	$11,987	$11,988	12,170	$12,175

The Company also enters into a collateral agreement with the counterparty requiring the Company to post cash or cash equivalent collateral to mitigate the credit risk in the transaction. At March 31, 2024 and December 31, 2023, the Company had $500 thousand of collateral posted with its counterparties, which is included in the consolidated statement of financial condition as cash and cash equivalents as “restricted cash”. The Company also receives a swap spread to compensate it for the credit exposure it takes on the customer-facing portion of the transaction and this upfront cash payment from the counterparty is recorded in other income, net of any transaction execution expenses, in the consolidated statement of operations. For the three months ended March 31, 2024, net swap spread income included in other income was $162 thousand compared to $169 thousand for the same period in 2023.

Entering into derivative contracts potentially exposes the Company to the risk of counterparties’ failure to fulfill their legal obligations, including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company assesses the credit risk of its dealer counterparties by regularly monitoring publicly available credit rating information, evaluating other market indicators, and periodically reviewing detailed financials.

The Company records the fair value of its interest rate swap contracts separately within other assets and other liabilities as current accounting rules do not permit the netting of customer and counterparty fair value amounts in the consolidated statement of financial condition.

NOTE 12 – RECLASSIFICATION

Certain amounts in the 2023 financial statements have been reclassified for comparative purposes to conform to the current period financial statement presentation.